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Exhibit 99(a)(1)(iii)

Election Form

Dated May 24, 2005

          THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 9:00 P.M., PACIFIC TIME, ON TUESDAY, JUNE 21, 2005, UNLESS EXTENDED

To:
Debbie Watkins
Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Telephone: (720) 875-4317
Facsimile: (720) 875-5445

DELIVERY OF THIS INSTRUMENT TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

        THE INSTRUCTIONS ACCOMPANYING THIS ELECTION FORM SHOULD BE READ CAREFULLY BEFORE THIS ELECTION FORM IS COMPLETED.

        Ladies and Gentlemen:

        I hereby tender to Liberty Media Corporation ("Liberty") the options to purchase shares of Series A common stock of Liberty described below pursuant to your offer to purchase such options for cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated as of May 24, 2005 (the "Offer to Purchase"), receipt of which is hereby acknowledged, and in this Election Form (which together constitute the "Offer").

        I understand that the Offer is only available to employees, consultants or independent contractors of Ascent Media Group, Inc. ("Ascent") who qualify as eligible holders (as defined in the Offer to Purchase) and who remain eligible holders through the expiration date (as defined in the Offer to Purchase). I further understand that if this Election Form relates to an option that is not an eligible option, Liberty will disregard this Election Form and no options will be purchased under this Election Form.

        Subject to, and effective upon, acceptance for payment of and purchase of the options tendered herewith in accordance with the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), I hereby sell, assign and transfer to, or upon the order of, Liberty all right, title interest in and to all the options that are being tendered hereby. I acknowledge that Liberty has advised me to consult with my own financial, legal and/or tax advisors as to the consequences of participating or not participating in the Offer and that my participation in the Offer is at my own discretion.

        I acknowledge and agree that, by tendering the eligible options, I am

  •
  acknowledging that my outstanding option agreement(s) relating to the eligible options tendered hereby will be automatically terminated upon our acceptance of such options for payment under the Offer and that all such options and option agreements will be rendered null and void;

  •
  releasing all my rights under such options and option agreements, automatically upon such acceptance; and

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  authorizing Liberty to deduct from the aggregate option purchase price that I will receive upon payment for the options properly tendered hereby, and which Liberty accepts, the amount of the applicable withholding taxes.

        I hereby represent and warrant that I have full power and authority to tender the options tendered hereby and that, when and to the extent the same are accepted for payment by Liberty, such options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and the same will not be subject to any adverse claims. I will, upon request, execute and deliver any additional documents deemed by Liberty to be necessary or desirable to complete the purchase of the options tendered hereby.

        All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive my death or incapacity, and any obligation of mine hereunder shall be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the Offer, this tender is irrevocable.

        By execution hereof, I understand that tenders of options pursuant to the procedure described in Section 2 of the Offer to Purchase and in the instructions hereto constitutes my acceptance of the terms and conditions of the Offer. Liberty's acceptance of the options tendered hereby will constitute a binding agreement between Liberty and me upon the terms and subject to the conditions of the Offer. I acknowledge that no interest will accrue or be paid on any or all of the cash to be paid for tendered options regardless of when payment of any portion of the cash amount is made or any delay in making any cash payment.

        I UNDERSTAND THAT THE PUBLIC TRADING PRICE OF THE SERIES A COMMON STOCK WILL VARY FROM TIME TO TIME AFTER THE OFFER EXPIRES SUCH THAT THE PUBLIC TRADING PRICE OF THE SERIES A COMMON STOCK COULD AT SOME TIME IN THE FUTURE EXCEED THE APPLICABLE PURCHASE PRICE OF THE OPTIONS TENDERED HEREBY. BY TENDERING THE OPTIONS, I AGREE TO HOLD LIBERTY HARMLESS FOR ANY PERCEIVED LOSS AS A RESULT OF THE VARIANCE IN THE PUBLIC TRADING PRICE OF ITS SERIES A COMMON STOCK FROM TIME TO TIME AFTER EXPIRATION OF THE OFFER.

        I recognize that, under certain circumstances set forth in the Offer to Purchase, Liberty may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and payment for, options tendered. In any such event, I understand that the options delivered herewith but not accepted for purchase will remain outstanding.

        THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS OF OPTIONS BE ACCEPTED FROM OR ON BEHALF OF) ELIGIBLE HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE OF ANY TENDER OF OPTIONS THEREBY WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

[Remainder of page intentionally left blank.)

        I hereby elect to tender the following options (an option is defined as all or none of the options granted to me on a single date and at the same exercise price):

	Grant Date of Eligible Option	Shares of Series A common stock underlying the Eligible Option	Option Exercise Price	Purchase Price Per Underlying Share	Aggregate Purchase Price
1. Option Granted on:			$	$	$
2. Option Granted on:			$	$	$
3. Option Granted on:			$	$	$
4. Option Granted on:			$	$	$

        Payment will be made in a single lump sum amount, less applicable withholding taxes, all in accordance with the Offer.

Printed Name of Option Holder
*Signature of Option Holder
Dated	, 2005

Name
Address
(Include Zip Code)
Social Security No.
Area Code and Telephone No.

*
Must be signed by registered option holder exactly as name appears on the option agreement evidencing the options to be tendered.

Liberty Media Corporation hereby accepts this Election Form
and agrees to honor this tender.

Name: Title:	Date

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Election Form Dated May 24, 2005